EXHIBIT 10.8
December 22 1999

Mr. David Humble
eDiets, Inc..
3467 Hillsboro Blvd.

Deerfield Beach, FL  33442

         RE:  LETTER OF AGREEMENT

Dear Mr. Humble:

         This Letter of Agreement shall serve as an agreement (the "Agreement") between iVillage Inc. ("iVillage") and eDiets, Inc. ("eDiets") and shall be effective as of the first date set forth above (the "Effective Date").

1. IVILLAGE'S AND MUTUAL OBLIGATIONS. During the term of this Agreement, and in connection with iVillage's existing U.S. English language version Web sites (the "iVillage Network"), iVillage shall perform the following:

         A. Deliver to eDiets a minimum of twenty-nine million five-hundred thousand and eight (29,500,008) Impressions in the form of advertising banners. eDiets retains the right to adjust delivery of said impressions to include some combination of banners, buttons, "Don't Miss" boxes and newsletter impressions as mutually agreed by the parties and subject to available inventory. Targeting of said impressions to be as follows:

         (i) a minimum of eight million four hundred thousand (8,400,000) Impressions, to be delivered over the Term of this Agreement at a rate of seven hundred thousand (700,000) Impressions per month, to be delivered within the iVillage Diet Channel, which shall all link directly to the eDiets Web Site located at www.ediets.com (the "eDiets Web Site") or another location to be mutually agreed upon by both parties;

         (ii) a minimum of four million two hundred thousand (4,200,000) Impressions, to be delivered over the Term of this Agreement at a rate of three hundred and fifty thousand (350,000) Impressions per month, to be delivered within the iVillage allHealth Channel which shall all link directly to the eDiets Web Site or another location to be mutually agreed upon by both parties;

         (iii) a minimum of sixteen million nine hundred thousand four hundred and eight (16,400,008) Impressions, to be delivered over the Term of this Agreement at a rate of one million four hundred and eight thousand three hundred and thirty-four (1,408,334) Impressions per month, to be delivered throughout the iVillage Network which shall all link directly to the eDiets Web Site or another location to be mutually agreed upon by both parties.

         (iv) In the event that iVillage is unable to deliver ninety percent (90%) of the guaranteed monthly amount, iVillage will have sixty (60) days to deliver the shortfall or iVillage will be considered in material breach of the Agreement. If iVillage is considered in material breach of the Agreement, eDiets may either elect to terminate the Agreement or extend the Agreement over a mutually agreed to period of time ("Make Good" Period) in order to receive the originally guaranteed delivered Impressions. Should eDiets elect to terminate the

                  Agreement, iVillage shall reimburse eDiets, within thirty (30) days of the date of termination, for all Impressions paid for and not delivered as of the date of termination. iVillage agrees that, if eDiets elects to extend the Agreement for a Make Good Period, then the monthly fee due for the months subsequent to when eDiets has elected to extend the Agreement will be recalculated and reduced to reflect the changes in delivery schedule.

         B. MEMBER OFFER PROGRAM. Over and above the Impressions delivered pursuant to Section 1(A), iVillage shall deliver to eDiets during the Term of this Agreement no less than twenty-five million (25,000,000) additional impressions as a part of the following Member Offer Program:

         (i) With regard to timing, said additional Impressions will be delivered as mutually agreed by the parties. Said Impressions will be delivered in the form of a rotating iVillage Network Button (a 120x60 pixel graphic button located in the top right corner of standard iVillage pages) which will also be a hyperlink to an exact location to be agreed by the parties. Design, style, format, content and all other aspects of said rotating network button must be approved by iVillage, which approval shall not be unreasonably withheld. The exact schedule for delivery of said Impressions shall be subject to the availability of iVillage Network Button inventory and within the discretion of iVillage.

         (ii) eDiets, in cooperation with iVillage, will use said additional Impressions delivered via the iVillage Network Button to promote a discount offer to iVillage members off of any diet program offered by eDiets. This member offer will be presented and membership authentication accomplished as determined by iVillage and in a manner similar to that used in the iVillage home page retail program. Although it is understood that the price of an eDiets program may vary during the term of this Agreement, in no case, unless otherwise agreed to by the parties, can the value of this discount to the iVillage member be less than fifteen dollars ($15). In addition, eDiets also agrees to pay iVillage a cost per acquisition for each eDiets program purchased pursuant to the use of said Network Button and discount offer, to be paid within thirty (30) days from the end of each month in which said new eDiets membership or eDiets program is purchased from eDiets. Although it is understood that the price of an eDiets program may vary during the term of this Agreement, in no case, unless otherwise agreed to by the parties, can the value of this cost per acquisition component be less than ten dollars ($10).

         (iii) eDiets may opt not to move ahead with this member offer program if the parties are unable to agree on a structure that is economically viable for eDiets.

         C. BONUS INVENTORY ON AOL. iVillage shall offer to eDiets all iVillage advertising inventory available on the iVillage Never Say Diet section that appears on America Online ("AOL") during the Term of this Agreement, so long as such section appears on AOL, at no charge. Said rights granted to eDiets under this Section 1(C) of this Agreement shall be subject to the existence of the Never Say Diet section on AOL, which may not appear on AOL throughout the Term of this Agreement. This Section 1(C) shall also be subject to any decision by iVillage, without notice and within its sole discretion, to retain or terminate said Never Say Diet section on AOL.

         D. SPONSORSHIP. eDiets shall be one of no more than five (5) sponsors of the Interactive Diet Planner which shall be located within the iVillage Diet & Fitness Channel. Said sponsorship will consist of an eDiets logo or graphic, no larger than 120x90 pixels, to be rotated equally among said sponsors on the Diet Planner Web page. Such logo or graphic will also be a hyperlink to the eDiets Web site or other such location to be determined by the parties. eDiets will compensate iVillage with 50% of all revenue generated by sales resulting from this link.

         E. SHOPPING CHANNEL INTEGRATION. iVillage shall include an eDiets logo, which shall also be a hyperlink to the eDiets Web site, to be rotated equally amongst other third party logos, and a permanent text link which shall also be hyperlink to the eDiets Web site, within the Health and Sports section currently located at www.ivillage.com/shopping/department/health_sports/.

2.       EDIETS'S OBLIGATIONS:

         A. GENERAL OBLIGATIONS. In conjunction with the parties' mutually agreed upon deliverable schedule, eDiets shall provide iVillage with those elements needed to support eDiets presence on the iVillage Network. eDiets shall promptly notify iVillage of any deficiencies in such submissions, if any, within a mutually agreed upon deadline. eDiets acknowledges that any delay in providing its approvals or deliverables to iVillage affects the timely implementation of its presence within the iVillage Network.

         B. NEWSLETTER INCENTIVE PROGRAM. eDiets, at its discretion, shall integrate a tool to allow eDiets members and visitors to sign up, on an "opt in" basis, into receiving the iVillage Diet & Fitness Newsletter. All aspects of the design, functionality and placement of this tool, including all aspects of the presentation of said offer to receive said Newsletter, is subject to the approval and solely within the discretion of iVillage. For every eDiets visitor that opts to receive said iVillage Newsletter through said tool with a valid e-mail address, eDiets shall be credited with fifteen (15) additional Run of Network impressions at no additional charge. (By way of example, should eDiets provide iVillage with ten thousand (10,000) valid e-mail addresses via said opt-in tool eDiets will receive one hundred fifty thousand (150,000) additional Run of Network impressions at no cost.)

3.       COMPENSATION.

         A. eDiets shall pay to iVillage upon execution of this Agreement an up-front, non-refundable, non-recoupable production and set up fee in the amount of One Hundred Thousand Dollars ($100,000.0). In addition, eDiets shall pay iVillage an additional Nine Hundred and Ninety One Thousand Five Hundred Dollars ($991,500), for a total of $1,091,500, to be paid in twelve equal monthly payments of Eighty Two Thousand Six hundred and Twenty Five Dollars ($82,625.00) each, due on or before the first day of each month, beginning January 1, 2000.

         B. To the extent any of the above mentioned fees are accrued but not yet paid to iVillage as of the termination or expiration of this Agreement, this
Section 3 shall survive any such termination or expiration of this Agreement until such time as the payment for fees accrued has been fully satisfied.

         C. All payments made via wire transfer should be directed as follows:
Chase Manhattan Bank, 1411 Broadway, New York, New York 10018; Account name: iVillage Inc.; ABA#: 021000021; Account #: 020-923406; Reference: eDiets. All payments made via check, should be sent to: iVillage Inc., 170 Fifth Avenue, New York, New York 10010;
Attention: Accounts Receivable.

4.       TERM AND TERMINATION.

         A. The term of this Agreement will extend for a period of one (1) year and commencing on the January 1, 2000 and to run until December 31, 2000 (the "Term") unless terminated earlier as set forth herein.

         B. In the event of a material breach by either party of any term of this Agreement, the non-breaching party may terminate this Agreement by written notice to the breaching party if the breaching party fails to cure such material breach within thirty (30) days of receipt of written notice thereof. In addition, either party may terminate this Agreement effective upon written notice stating its intention to terminate in the event the other party (i) ceases to function as a going concern or to conduct operations in the normal course of business, or (ii) has a petition filed by or against it under any state or federal bankruptcy or insolvency law which petition has not been dismissed or set aside within ninety (90) days of its filing.

         C. Each right, duty, obligation and cause of action which by its nature should survive the termination or expiration of this Agreement, will survive the termination of this agreement, including but not limited to, Section 3 as to fees accrued but unpaid, Section 11, 12, 13 and 14.

5. OWNERSHIP. All intellectual or proprietary property and/or information, of any nature whatsoever, which has been supplied or developed by either Party (the "Intellectual Property") is and will remain the sole and exclusive property of the party who supplied or developed same, regardless of where the Intellectual Property resides. Upon termination of this Agreement and upon written request, the party in receipt of the requesting party's Intellectual Property as a result of this Agreement will immediately return such information to the requesting party.

6. LICENSES. eDiets grants to iVillage, during the term of this Agreement, a royalty-free, non-exclusive, worldwide license to use, reproduce, display, distribute, perform and produce (i) eDiets's tradenames, trademarks, service marks and logos (collectively, the "eDiets Marks") to support the development, promotion and marketing of eDiets within the iVillage Network and the eDiets Products and Services as contemplated by this Agreement. Except as set forth herein, no right, title, license, or interest in any eDiets Marks owned by eDiets or any of its affiliates is intended to be given to or acquired by iVillage by the execution of or the performance of this Agreement. iVillage shall not use the eDiets Marks for any purpose or activity except as expressly authorized or contemplated herein. iVillage acknowledges that eDiets is the sole and exclusive owner of all trademarks, service marks, copyrights and other intellectual property of any kind in the eDiets Marks. iVillage agrees that (i) it shall do nothing inconsistent with such ownership either during the term of the Agreement or afterwards; (ii) it shall use the eDiets Marks in a manner that does not deviate from eDiets'rights in the eDiets Marks; and (iii) it shall take no action that shall interfere with or diminish eDiets' right in the eDiets Marks.

7. INABILITY TO MUTUALLY AGREE/DETERMINE. In connection with any element of the implementation of the sponsorship which, in accordance with the terms of this Agreement, is to be determined by the mutual agreement of the parties, if such an agreement cannot be reached within a reasonable period of time, iVillage shall make a commercially reasonable decision to implement the terms hereof.

8. SUBMISSIONS. As appropriate, iVillage must receive all eDiets submissions at least 5 business days prior to the scheduled date of publication for each relevant graphic (GIF) file, or file of such other format as iVillage may designate from time to time, supplied by eDiets to be published by iVillage on the iVillage Network and which may contain a link to eDiets's Web site or to a Web site specified by eDiets or any and all information and items necessary for iVillage's publication of any material supplied by eDiets, including changes and updates thereto (collectively, "eDiets Submissions" and each, a "eDiets Submission"). In the event iVillage does not receive an eDiets Submission prior to the applicable deadline, iVillage may publish in substitution any prior eDiets Submission until such time as iVillage can reasonably begin publication of the promotion. If no such prior eDiets Submission is available, iVillage may publish in substitution, any material it deems appropriate, in its sole discretion, until such time as iVillage can reasonably begin publication of the promotion. All changes to and/or cancellations of eDiets Submissions must be made in writing, with an e-mail copy sent to ads@mail.ivillage.com, and received by iVillage prior to the applicable deadline. iVillage may, in its sole discretion, refuse at any time and for any reason, any eDiets Submission and/or publish any advertisement provided by eDiets.

9. REPORTS AND TRACKING.

         A. iVillage shall provide eDiets with a user name and password to access online reporting through DART (Doubleclick) or other similar service. Any customization of reports requested by eDiets or its agent or representative shall be subject to a reasonable charge as determined by iVillage. In addition, during the term of this Agreement, iVillage shall provide eDiets with mutually agreed upon statistics regarding the Co-Branded Area, including traffic thereon, in accordance with iVillage's standard reporting formats.

         B. In the event a third party advertisement serving and measurement company ("Ad Server") is used and the iVillage report indicates a number of impressions delivered that is greater than the Ad Server report, then the number of impressions indicated by iVillage's report will be deemed the determinative number of impressions delivered during the reporting period for purposes of the duties and obligations of this Agreement.

10. PUBLICITY. If so desired, iVillage and eDiets may mutually agree to work together to draft a press release. The press release and any quotes from each party's sources must be approved by the public relations department of the other party (unless otherwise required to be disclosed to a government or administrative agency), which also must be made aware of any pre-briefings with outside parties at least 5 days in advance of any pre-briefing. Notwithstanding the foregoing, this Section shall not restrict with either party from complying with any governmental or administrative order or requirement.

11.      REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION.

         A. iVillage represents and warrants that: (i) it is authorized to do business under the rules of the state in which it is incorporated; (ii) it is authorized to enter into this Agreement and to perform its obligations; (iii) it has all required permits, licenses, and other governmental authorizations and approvals; (iv) the services to be provided will be performed in a professional manner; and (v) to the best of iVillage's knowledge the services to be performed and the materials provided by it (a) do not infringe or violate any patent, copyright, trade secret, trademark, or other proprietary right of any third party, (b) do not violate any applicable law, statute, ordinance or regulation;
(c) are not knowingly defamatory or libelous; (d) are not lewd, pornographic or obscene; (e) do not knowingly violate any laws regarding unfair competition, antidiscrimination or false advertising; (f) are year 2000 compliant and do not promote violence or contain hate speech; and (g) do not knowingly contain viruses, trojan horses, worms, time bombs, cancelbots or other similar harmful or deleterious programming routines.

         B. eDiets represents and warrants that: (i) it is authorized to do business under the rules of the state in which it is incorporated; (ii) it is authorized to enter into this Agreement and to perform its obligations; (iii) it has all required permits, licenses, and other governmental authorizations and approvals; (iv) the services to be provided will be performed in a professional manner; (v) any premium rates published on the Co-Branded Area are accurate;
(vi) the eDiets presence on the iVillage Network shall, during the term of this Agreement, satisfies all applicable regulatory requirement; (vii) eDiets is authorized to provide the eDiets Products and Services in the jurisdictions applicable to this Agreement; (viii) it has the technical and operational capacity to count and track, and will count and track the number of leads generated pursuant to this Agreement; and (ix) the services to be performed and the materials provided by it (a) do not infringe or violate any patent, copyright, trade secret, trademark, or other proprietary right of any third party, (b) do not violate any applicable law, statute, ordinance or regulation;
(c) are not knowingly defamatory or libelous; (d) are not lewd, pornographic or obscene; (e) do not knowingly violate any laws regarding unfair competition, antidiscrimination or false advertising; (f) do not promote violence or contain hate speech; and (g) is year 2000 compliant, does not knowingly contain viruses, trojan horses, worms, time bombs, cancelbots or other similar harmful or deleterious programming routines.

         C. INDEMNIFICATION/THIRD PARTY CLAIMS: Each party ("Indemnitor") will defend, at its expense, and will pay the cost and damages of a settlement or award resulting from any claim brought against the other ("Respondent") by any third party that (a) related to a breach of representation or a warranty, (b) in any way relates to the independent business relationship that Indemnitor may have with the claimant, or (c) alleges infringement of any Untied States patent, trademark, copyright or trade secret that relates solely to the Indemnitor's Web sites or the content thereon conveyed under this Agreement, except where, in each case, (i) through (iii), the claim arises out of or results from modifications made by, or combinations with content, products or services provided by Respondent or others, or, use of content, or Intellectual Property to violation of this Agreement, but only if Respondent in each case (a) through
(c), (i) promptly notifies the Indemnitor in writing of the claim, (ii) gives the Indemnitor all requested information that the Respondent has concerning the claim, (iii) reasonably cooperates with and assists the Indemnitor in defending the claim at the Indemnitor's expense; and (iv) gives the Indemnitor sole authority to defend or settle the claim (however, Indemnitor will not have the authority to obligate the Respondent in any way or to compromise any of Respondent's right in connection with the defense or settlement). Respondent may participate in the defense of the claim at its expense, or choose to handle the defense of the claim directly, but only through council of its choosing.

12. CONFIDENTIALITY. Other than as required or appropriate for securities laws disclosure, iVillage and eDiets agree to keep in confidence, all Confidential Information. Confidential Information means (a) any material non-public information, communication or data, in any form, of the other party and (b) eDiets-branded advertisements and promotional elements prior to publication. All Confidential Information shall remain the sole property of the disclosing party and its confidentiality shall be maintained and protected by the receiving party with at least the same degree of care as the receiving party uses for the protection of its own confidential and proprietary information. The receiving party shall not disclose such Confidential Information to any third party. These restrictions shall not apply to any Confidential Information: (v) after it has become generally available to the public without breach of this Agreement by the receiving party; (w) is rightfully in the receiving party's possession before disclosure to it by the disclosing party; (x) is independently developed by the receiving party; (y) is rightfully received by the receiving party from a third party without a duty of confidentiality; or (z) is required to be disclosed under operation of law or administrative process. Upon expiration or termination of this Agreement for any reason, eDiets will promptly and at the direction of iVillage, either destroy or return to iVillage, and will not take or use, all items of any nature which belong to iVillage and all records (in any form, format or medium) containing or relating to Confidential Information.

13. LIMITATION OF LIABILITY. NEITHER PARTY SHALL HAVE ANY LIABILITY FOR ANY INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES INCLUDING, WITHOUT LIMITATION, LOSS OF PROFIT OR BUSINESS OPPORTUNITIES, WHETHER OR NOT THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE SERVICES CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. FURTHERMORE, EXCEPT AS SPECIFICALLY PROVIDED FOR HEREIN, NEITHER PARTY IS LIABLE TO THE OTHER PARTY FOR ANY REASON OR UPON ANY AND ALL CLAIMS AND CAUSES OF ACTION IN THE AGGREGATE, IN CONTRACT, TORT OR OTHERWISE, ARISING IN A CALENDAR YEAR, EXCEPT FOR THOSE RESULTING FROM SECTIONS 11(A)(v) AND 11 (B)(ix), IN AN AMOUNT NOT TO EXCEED THE FEES RECEIVED BY IVILLAGE IN A CALANDER YEAR, OR LESS, AS A RESULT OF THE TERMS OF THIS AGREEMENT.

14. MISCELLANEOUS PROVISIONS. Nothing in this Agreement shall imply any partnership, joint venture or agency relationship between the parties and neither party shall have the power to obligate or bind the other except as expressly set forth in this Agreement. Commencing on the tenth day after the date that each of the aforementioned payments are due, eDiets.com shall be liable for a monthly rate of interest of not more than 1 1/2%, which interest shall be in addition to such fees due and owing to iVillage. Except as otherwise expressly provided in this Agreement, neither party will be deemed to be in default of or to have breached any provision of this Agreement or for any delay or failure of performance or interruption of service resulting from any acts of God, acts of civil or military authorities, civil disturbances, wars, strikes or other labor disputes, fires, transportation contingencies, interruptions in telecommunications or Internet services or network provider services, failure of equipment and/or software, other catastrophes or any other occurrences which are beyond such party's reasonable control. This Agreement, including the Schedules hereto, sets forth the entire agreement between the Parties on this subject and supersedes all prior negotiations, understandings and agreements between the Parties concerning the subject matter. No amendment or modification of this Agreement shall be made except by a writing signed by the Party to be bound thereby or the successor or assign of such Party. The rights granted under this Agreement to eDiets shall be applicable to iVillage existing Web sites and shall not apply to any future acquisition by iVillage of Web sites or content, joint ventures or similar business combinations. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its conflicts of laws provisions. Jurisdiction for litigation of any dispute, controversy or claim arising out of or in connection with this Agreement, shall be only in a federal or state court having subject matter jurisdiction located in New York County, New York. This Agreement may not be modified or altered except by a written instrument signed by the party to be charged. No waiver of any term or condition of this Agreement, or of any breach of this Agreement or any portion thereof, shall be deemed a waiver of any other term, condition or breach of this Agreement or any portion thereof. In connection with any element of the implementation of the sponsorship which, in accordance with the terms of this Agreement, is to be determined by the mutual agreement of the parties, if such an agreement cannot be reached within a reasonable period of time, iVillage shall make a commercially reasonable decision to implement the terms hereof.

         This Agreement shall be binding on the successors or assigns of eDiets, and the successors, assigns and authors of iVillage, but no assignment by either party shall be made without prior written consent of the other party, which shall not be unreasonably withheld or delayed. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretations of this Agreement. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed, or if any such provision is held invalid by a court with jurisdiction over the parties to this Agreement, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with the applicable law, and the remainder of this Agreement shall remain in full force and effect. There shall be no presumption for or against either party as a result of such party being the principle drafter of this Agreement. All notices and requests in connection with this Agreement shall be deemed given as of the day they are received either by messenger, delivery service, or in the United States mails, postage prepaid, certified or registered, return receipt requested, or sent by overnight courier with charges prepaid and a confirming fax, and shall be delivered to the address set forth below or to such address as provided for by such party.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

eDiets.com, Inc.                            iVillage Inc.
3467 W. Hillsboro Boulevard                          170 Fifth Avenue
Deerfield Beach, FL  33442                  New York, NY  10010
Tel:  (954) 360-9022                                 Tel: (212) 206-3100
Fax:  (954) 360-9095                                 Fax: (212) 604-9144

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(NAME)                                               (NAME)

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